James J. Bender Senior Vice President and General Counsel 918/573-8705 918/573-5942 fax jim.bender@williams.com	One Williams Center Tulsa, OK 74172-0172
June 27, 2011
Joseph B. Frumkin
Partner
Sullivan & Cromwell
125 Broad Street
New York, NY 10004
Dear Mr. Frumkin:
I am writing in response to your letter dated June 26, 2011.
The following details will provide you with a greater understanding of our proposal to acquire 100% of the issued and outstanding common stock of Southern Union at $39.00 per share in cash. While we do not believe any response from Williams is required for the Special Committee of Southern Union’s Board of Directors to determine that our proposal is superior, we are responding quickly because we believe it is in the best interests of both companies’ shareholders to consummate the proposed transaction as soon as possible.
Together with its outside advisors, Williams has carefully considered the regulatory approvals required for a combination of Williams and Southern Union. Williams has identified the likely potential regulatory issues and has developed a comprehensive response plan, including potential divestitures. Williams is fully prepared to take, and to commit in the definitive agreement to take, all required actions to address all these issues. Based on this plan, we expect to receive all required approvals on a timeline consistent with the proposed Energy Transfer transaction. We look forward to sitting down with Southern Union and its advisors on a privileged basis to review the plan and address any further questions.
With respect to our financing plan, we reiterate that our proposal is not subject to any financing contingency. Upon the signing of a definitive merger agreement with Southern Union, Williams will have executed customary financing commitment letters from a syndicate of banks led by Barclays Capital and Citi sufficient to finance the merger transaction and all necessary refinancing and expenses. Once the Southern Union Special Committee concludes that the Williams proposal is superior and enters into negotiations, we will be prepared to share additional details related to our financing plan.

June 27, 2011

Williams’ $39.00 per share all-cash proposal provides significantly greater value to all Southern Union shareholders than they would receive from Energy Transfer and a path to realize such premium value that is more transparent, more expedient and more certain. We expect we will be in a position to consummate the proposed transaction on a timeline consistent with the proposed Energy Transfer transaction. We are confident the Special Committee of Southern Union’s Board of Directors and Southern Union shareholders will find our significantly higher value, all-cash proposal superior to the proposed Energy Transfer transaction.
We look forward to sitting down with Southern Union to finalize a definitive agreement.
Sincerely,

James J. Bender